EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Annual Report on Form 10-K of Superior Group of Companies, Inc. and Subsidiaries for the year ended December 31, 2020, of our report dated March 3, 2021, included in its Registration Statement on Forms S-8 (File No. 333-105906 and File No. 333-188944) and Form S-3A (File No. 333-249760) related to the financial statements as of December 31, 2020 and December 31, 2019 and for the three-year period ended December 31, 2020, and internal control for the year ended December 31, 2020.

/s/ Mayer Hoffman McCann P.C.

Clearwater, Florida

March 3, 2021